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Exhibit 99.1




                         HAMPTON ROADS BANKSHARES, INC.
              DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASE PLAN
                               PARTICIPATION CARD

         To participate in the Hampton Roads Bankshares, Inc. Dividend Reinvestment and Optional Cash Purchase Plan, please complete and sign the reverse side of this Participation Card and return it in the envelope provided to:

                           Hampton Roads Bankshares, Inc.
                           201 Volvo Parkway
                           Chesapeake, Virginia 23320

         This Participation Card will authorize Hampton Roads Bankshares, Inc. to pay to The Bank of Hampton Roads, as your agent, all of the regular dividends that you receive on shares of Common Stock of Hampton Roads Bankshares, Inc., to be used together with any voluntary cash contributions that you may make to purchase additional shares of Common Stock of Hampton Roads Bankshares, Inc.

         Completion and return of this Participation Card authorizes your enrollment in the Hampton Roads Bankshares, Inc. Dividend Reinvestment and Optional Cash Purchase Plan. Do not return this form unless you wish to participate in the Plan.

         |_| Full Common Stock Dividend Reinvestment - If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock held by you, as well as on the shares of Common Stock credited to your Plan account.

         |_| Full Common Stock Dividend Reinvestment and Optional Cash Purchases - If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock held by you, as well as on the shares of Common Stock credited to your Plan account. In addition, you authorize the purchase of additional shares of Common Stock with voluntary cash payments of not less than $50 per payment, up to a maximum of $1,000 per calendar quarter, made by you no less than one day (and no more than thirty days) prior to the end of each calendar quarter.

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         |_|      Optional Cash Purchases Only - If you check this option, you authorize only the purchase of additional shares of Common Stock with voluntary cash payments of not less than $50 per payment, up to a maximum of $1,000 per calendar quarter, made by you no less than one day (and no more than thirty days) prior to the end of each calendar quarter.

         Note: Checks submitted for Optional Cash Purchases of stock must be received not less than one day (and not more than thirty days) prior to the date that the purchases will be made. We will not pay interest on any optional cash payments. Accordingly, participants should make every effort to send us their optional cash payments as close as possible to the submission deadline for each calendar quarter. (See Prospectus for details.)

         I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment and Optional Cash Purchase Plan as described in the Prospectus that accompanied this Participation Card and that I may revoke this authorization at any time by notifying Hampton Roads Bankshares, Inc. in writing, of my desire to terminate my participation.

         Please return this Participation Card to: Hampton Roads Bankshares, Inc., 201 Volvo Parkway, Chesapeake, Virginia 23320.




-----------------------------------------       --------------------------------
       Printed Name (as it appears              Signature
       on stock certificate)


                                                --------------------------------
                                                Signature

If shares are held jointly, all holders must sign. If signing as Attorney, Administrator, Executor, Signature Guardian or Trustee, please add your title as such.

                                                    Dated: ____/____/____



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